As filed with the United States Securities and Exchange Commission on January 11, 2021.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL PARTNER ACQUISITION CORP II

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	NA
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7 Rye Ridge Plaza, Suite 350
Rye Brook, NY 10573
(917) 793-1965
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul J. Zepf

7 Rye Ridge Plaza, Suite 350

Rye Brook, NY 10573

(917) 793-1965

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Richard Baumann, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Matthew Gardner Michael Johns Maples and Calder P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands (345) 949-8066	Frank Lopez, Esq. Jonathan Ko, Esq. Paul Hastings LLP 200 Park Avenue New York, NY 10166 (212) 318-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-251558

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-sixth of one redeemable warrant(2)	1,250,000 units	$10.00	$12,500,000	$1,363.75
Class A ordinary shares included as part of the units(3)	1,250,000 shares	—	—	—	(5)
Redeemable warrants included as part of the units(3)	208,334 warrants	—	—	—	(5)
Redeemable warrants to be distributed to the holders of record of Class A ordinary shares issued in this offering that remain outstanding immediately after any redemptions of Class A ordinary shares in connection with the Registrant’s initial business combination(3)	208,334 warrants	—	—	—	(5)
Contingent rights(4)	1,250,000 rights			—	(5)
Total	—	—	$12,500,000	$1,363.75	(6)

(1)   Estimated solely for the purpose of calculating the registration fee.

(2)	Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-251558).
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.
(4)	The contingent rights refer to the right attached to each Class A ordinary share issued in this offering to receive a distribution of up to 208,334 redeemable warrants, contingent upon such Class A ordinary share not being redeemed in connection with our initial business combination, and with the number of redeemable warrants to be distributed being contingent upon the aggregate number of Class A ordinary shares that are redeemed. Such rights will remain attached to our Class A ordinary shares and are not separately transferable, assignable or salable, and will not be evidenced by any form of certificate or instrument.
(5)	No fee, pursuant to Rule 457(g).
(6)	The Registrant previously registered securities having a proposed maximum aggregate offering price of $287,500,000 on its Registration Statement on Form S-1, as amended (File No. 333-251558), which was declared effective by the Securities and Exchange Commission on January 11, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $12,500,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

The Registration Statement shall become effective upon filing with the U.S. Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed with respect to the registration of 1,250,000 additional units of Global Partner Acquisition Corp II, a Cayman Islands exempted company (the “Registrant”), each unit consisting of (i) one Class A ordinary share, (ii) one-sixth of one redeemable warrant and (ii) the contingent right to receive, in certain circumstances described in the Registration Statement and pursuant to the Registrant’s contingent rights agreement, following the Registrant’s initial business combination, another one-sixth of one redeemable warrant, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments, and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-251558) (the “Prior Registration Statement”), initially filed by the Registrant on December 21, 2020 and declared effective by the Securities and Exchange Commission (the “Commission”) on January 11, 2021. The required opinions of counsel and related consents and independent registered public accounting firm’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

CERTIFICATION

The Registrant hereby certifies to the Commission that (1) it has instructed its bank to pay the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the Commission’s account at U.S. Bank as soon as practicable (but no later than the close of business as of January 12, 2021), (2) it will not revoke such instructions, (3) it has sufficient funds in the relevant account to cover the amount of such filing fee and (4) it will confirm receipt of such instructions by its bank during regular business hours no later than January 12, 2021.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. All exhibits filed with or incorporated by reference in the Prior Registration Statement on Form S-1 (SEC File No. 333-251558) are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Ellenoff Grossman & Schole LLP.

5.2	Opinion of Maples and Calder, Cayman Islands Legal Counsel to the Registrant.

23.1	Consent of WithumSmith+Brown, PC.

23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).

23.3	Consent of Maples and Calder (included in Exhibit 5.2).

24	Power of Attorney (included on signature page to the Registrant’s Prior Registration Statement (File No. 333-251558), filed on December 21, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of January, 2021.

Global Partner Acquisition Corp II

By:	/s/ Paul J. Zepf
	Name:	Paul J. Zepf
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Paul J. Zepf	Chairman of the Board and Chief Executive Officer	January 11, 2021
Paul J. Zepf	(Principal Executive Officer)

/s/ David Apseloff	Chief Financial Officer	January 11, 2021
David Apseloff	(Principal Financial and Accounting Officer)

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Authorized Representative

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Global Partner Acquisition Corp II, in the City of Carmel, State of California, on the 11th day of January, 2021.

By:	/s/ Paul J. Zepf
Name:	Paul J. Zepf
Title:	Chief Executive Officer and Chairman

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